                                                                    EXHIBIT 99.1


(SHAW GROUP LOGO)


FOR IMMEDIATE RELEASE

                                            CONTACT:    Laurie LaChiusa
                                                        Vice President,
                                                        Investor Relations &
                                                        Corporate Communications
                                                        225.932-2500


          THE SHAW GROUP ANNOUNCES FINANCIAL RESULTS FOR FOURTH QUARTER
                              AND FISCAL YEAR 2003

         Baton Rouge, Louisiana, October 16, 2003 - The Shaw Group Inc. (NYSE:
SGR) today announced financial results for its fourth quarter and fiscal year ended August 31, 2003. Earnings for the fourth quarter of fiscal 2003 were $9.2 million, or $0.24 per diluted share. This compares to earnings of $31.3 million, or $0.70 per diluted share, for the three months ended August 31, 2002. For the fourth quarter of fiscal 2003 revenues were $765.4 million compared to $1.2 billion in the prior year's fourth quarter.

         For the year ended August 31, 2003, the Company reported earnings of $20.9 million, or $0.54 per diluted share. This compares to earnings of $98.4 million, or $2.26 per diluted share for the year ended August 31, 2002. Revenues for the year ended August 31, 2003 increased to $3.3 billion, compared to $3.2 billion for the year ended August 31, 2002.

         "There is no question that the protracted weakness in the power generation market and the subsequent financial instability of some of our energy clients presented challenges never before faced by our company," stated J.M. Bernhard, Jr., Chairman and Chief Executive Officer of The Shaw Group Inc. "However, I am extremely satisfied with the manner in which our organization has responded to these difficulties. We are pleased to report that with the near completion of the NEG projects and our recent settlement with NRG, we have made great strides in putting these negative issues behind us."

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         Mr. Bernhard continued, "Furthermore, we have kicked off our new fiscal year with several major awards and we are experiencing strong booking and bidding activity, especially for fossil and nuclear power EPC and maintenance work."

         Shaw's backlog totaled approximately $4.8 billion at August 31, 2003, of which approximately 36%, or $1.7 billion, is expected to be completed during the next 12 months. Over 52% of the Company's total backlog includes contracts with federal government agencies, such as the Department of Defense, the Department of Energy and the U.S. Environmental Protection Agency. Approximately 27% of total backlog is comprised of long-term maintenance contracts for power and process facilities located primarily in the United States.

         "Shaw's diversified portfolio of federal government contracts and our growing maintenance operations have extended the duration and reduced the cyclicality of our backlog, which provides improved revenue and earnings visibility for our Company," stated Mr. Bernhard. "In spite of no major power awards in 2003 and the continued weakness in the domestic process market, we were effective in reallocating our resources and successfully expanding other segments of our business. Our infrastructure backlog increased over 30% and our environmental services contracts grew 16% year over year. In addition, our nuclear maintenance group had a solid year and 2004 is shaping up to be equally promising."

         "As we announced in a separate press release earlier today, we are considering our financing alternatives," Mr. Bernhard continued. "With a focus on integrating our business lines, adding depth to our leadership team and identifying opportunities for continued innovation and growth, Shaw is aggressively positioning itself to fully capitalize on the opportunities that lie ahead and to sustain its long history of success."

         The Shaw Group Inc. is a leading global provider of engineering, procurement, construction, maintenance, fabrication, manufacturing, consulting, remediation, and facilities management services for government and private sector clients in the power, process, environmental, infrastructure and homeland defense markets. The Company is headquartered in Baton Rouge, Louisiana and employs approximately 14,800 people at its offices and operations in North America,

South America, Europe, the Middle East and the Asia-Pacific region. For further information, please visit the Company's website at www.shawgrp.com

         The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management "believes," "expects," "anticipates," "plans," or other similar expressions) and statements related to revenues, earnings, backlog, or other financial information or results are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors. Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company's reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q, reports and on the Company's web-site under the heading "Forward Looking Statement". These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw. For more information on the company and announcements it makes from time to time on a regional basis visit our web site at www.shawgrp.com.

                                      # # #


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                  REVENUE AND BACKLOG BY INDUSTRY AND GEOGRAPHY

                               REVENUE BY INDUSTRY
                     (Fourth Quarter Ended August 31, 2003)


Environmental & Infrastructure     $ 330.3 million                  43%
Power Generation                   $ 279.6 million                  37%
Process Industries                 $ 133.8 million                  17%
Other Industries                   $  21.7 million                   3%
                                   ---------------     ---------------
Total                              $ 765.4 million                 100%

                              REVENUE BY GEOGRAPHY
                     (Fourth Quarter Ended August 31, 2003)


United States                 $ 635.4 million                  83%
Asia/Pacific Rim              $  61.4 million                   8%
Canada                        $  29.1 million                   4%
Europe                        $  29.0 million                   4%
Middle East                   $   6.4 million                   1%
Latin America                 $   3.3 million                  --%
Other                         $   0.8 million                  --%
                              ---------------     ---------------
Total                         $ 765.4 million                 100%

                               REVENUE BY INDUSTRY
                          (Year Ended August 31, 2003)


Power Generation                   $1,550.0 million                   47%
Environmental & Infrastructure     $1,203.8 million                   36%
Process Industries                 $  440.5 million                   13%
Other Industries                   $  112.5 million                    4%
                                   ----------------     ----------------
Total                              $3,306.8 million                  100%

                              REVENUE BY GEOGRAPHY
                          (Year Ended August 31, 2003)


United States        $2,812.2 million                   85%
Asia/Pacific Rim     $  221.6 million                    7%
Canada               $  127.7 million                    4%
Europe               $  102.1 million                    3%
Latin America        $   15.2 million                  0.5%
Middle East          $   12.0 million                   --%
Other                $   16.0 million                  0.5%
                     ----------------     ----------------
Total                $3,306.8 million                 100%

                               BACKLOG BY INDUSTRY
                              (At August 31, 2003)


Environmental & Infrastructure     $2,783.9 million                   59%
Power Generation
     Nuclear Power                 $1,113.7 million                   23%
     Fossil Fuel EPC               $  198.6 million                    4%
     Other Power                   $   87.4 million                    2%

Process Industries                 $  529.1 million                   11%
Other Industries                   $   38.6 million                    1%
                                   ----------------     ----------------
Total                              $4,751.3 million                  100%

                              BACKLOG BY GEOGRAPHY
                              (At August 31, 2003)


Domestic                           $4,310.7 million                   91%
International                      $  440.6 million                    9%
                                   ----------------     ----------------
Total                              $4,751.3 million                  100%



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                               The Shaw Group Inc.
                        Consolidated Statements of Income
                    (In thousands, except per share amounts)

                                                                      Three Months Ended                    Year Ended
                                                                           August 31,                        August 31,
                                                                  ----------------------------      ----------------------------
                                                                     2003             2002             2003             2002
                                                                  -----------      -----------      -----------      -----------
Income:
  Revenues                                                        $   765,414      $ 1,248,220      $ 3,306,762      $ 3,170,696
  Cost of revenues                                                    690,807        1,137,007        3,033,240        2,843,070
                                                                  -----------      -----------      -----------      -----------
    Gross profit                                                       74,607          111,213          273,522          327,626
General and administrative expenses                                    51,392           54,914          200,874          161,248
                                                                  -----------      -----------      -----------      -----------
Operating income                                                       23,215           56,299           72,648          166,378
Interest expense                                                      (10,913)          (5,920)         (32,043)         (23,028)
Interest income                                                           884            2,125            5,406           11,518
Other income (expenses), net                                              705           (3,639)         (10,421)          (3,856)
                                                                  -----------      -----------      -----------      -----------
                                                                       (9,324)          (7,434)         (37,058)         (15,366)
                                                                  -----------      -----------      -----------      -----------
Income before income taxes and earnings (losses)
  from unconsolidated entities                                         13,891           48,865           35,590          151,012
Provision for income taxes                                              4,584           17,575           11,745           54,348
                                                                  -----------      -----------      -----------      -----------
Income before earnings (losses) from
  unconsolidated entities                                               9,307           31,290           23,845           96,664
Earnings (losses) from unconsolidated entities (net of taxes)            (105)              55           (2,979)           1,703
                                                                  -----------      -----------      -----------      -----------
Net Income                                                        $     9,202      $    31,345      $    20,866      $    98,367
                                                                  ===========      ===========      ===========      ===========

Basic income per common share:
  Net income available to common shareholders                     $     9,202      $    31,345      $    20,866      $    98,367
                                                                  ===========      ===========      ===========      ===========
  Weighted average common shares                                       37,757           41,415           37,914           40,834
                                                                  ===========      ===========      ===========      ===========
  Net income per common share                                     $      0.24      $      0.76      $      0.55      $      2.41
                                                                  ===========      ===========      ===========      ===========

Diluted income per common share:
  Net income available to common shareholders                     $     9,202      $    31,345      $    20,866      $    98,367
  Interest on convertible debt, net of taxes                               --            2,690               --           10,697
                                                                  ===========      ===========      ===========      ===========
  Net income for diluted computation                              $     9,202      $    34,035      $    20,866      $   109,064
                                                                  ===========      ===========      ===========      ===========
  Weighted average common shares                                       38,125           48,684           38,355           48,238
                                                                  ===========      ===========      ===========      ===========
  Diluted income per common share                                 $      0.24      $      0.70      $      0.54      $      2.26
                                                                  ===========      ===========      ===========      ===========